Exhibit 99.2
Nextdoor Reports First Quarter 2025 Results
•Q1 Revenue of $54 million, +2% year-over-year; WAU of 46.1 million, +6% year-over-year
•Q1 GAAP net loss of $22 million; Adjusted EBITDA loss of $9 million, representing year-over-year margin improvement of 9 percentage points
•Expects to deliver completely new Nextdoor user experience by late July 2025

SAN FRANCISCO, CA, May 7, 2025 — Nextdoor Holdings, Inc. (NYSE: KIND), the essential neighborhood network, today reported financial results for the first quarter ended March 31, 2025.

Nextdoor's highlighted metrics for the quarter ended March 31, 2025 include:

•Total Weekly Active Users (WAU) of 46.1 million increased 6% year-over-year.
•Revenue of $54 million increased 2% year-over-year.
•Net loss was $22 million, compared to $28 million in the year-ago period.
•Adjusted EBITDA loss was $9 million, compared to $14 million in the year-ago period.
•Ending cash, cash equivalents, and marketable securities were $418 million as of March 31, 2025.

"In Q1 we continued to add new users, improved margins, and generated positive operating cash flow — though our most significant progress during Q1 was product-related," said Nextdoor CEO Nirav Tolia.

"By executing our transition to NEXT, we believe Nextdoor will emerge better positioned to be a daily use product with deeper engagement and improved monetization over time. I'm thrilled to report that our product development work remains on track, and we expect to deliver a completely new Nextdoor user experience by late July 2025."

For more detailed information on our operating and financial results for the first quarter ended March 31, 2025, as well as our outlook for Q2 and fiscal year 2025, please reference our Investor Update posted to our Investor Relations website located at investors.nextdoor.com.

	Three Months Ended March 31,
(in thousands)	2025	2024
Revenue	$54,176	$53,146
Loss from operations	$(27,013)	$(34,749)
Net loss	$(21,952)	$(28,261)
Adjusted EBITDA(1)	$(9,158)	$(14,015)
(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA for the periods presented above:

	Three Months Ended March 31,
(in thousands)	2025	2024
Net loss	$(21,952)	$(28,261)
Depreciation and amortization	544	1,387
Stock-based compensation	17,091	19,506
Interest income	(4,982)	(6,846)
Provision for income taxes	141	199
Adjusted EBITDA	$(9,158)	$(14,015)

Net loss % Margin	(41)%	(53)%
Adjusted EBITDA % Margin	(17)%	(26)%

Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our first quarter 2025 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website located at investors.nextdoor.com. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (x.com/Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Nirav Tolia’s LinkedIn posts (www.linkedin.com/in/niravtolia/) and X posts (x.com/niravtolia) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as adjusted EBITDA and adjusted EBITDA margin, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, restructuring charges or acquisition-related costs.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

About Nextdoor

Nextdoor (NYSE: KIND) is the essential neighborhood network. Neighbors, public agencies and businesses use Nextdoor to connect around local information that matters in more than 345,000 neighborhoods across 11 countries. Nextdoor builds innovative technology to foster local community, and brands and businesses of all sizes use Nextdoor’s proprietary advertising platform to engage with neighborhoods at scale. Download the app or join the neighborhood at nextdoor.com. For more information and media assets, visit nextdoor.com/newsroom.
Contacts
Investor Relations:
John T. Williams
jwilliams@nextdoor.com
ir@nextdoor.com
or visit investors.nextdoor.com

Media Relations:

Kelsey Grady
Antonia Gray
press@nextdoor.com